Exhibit-23.1.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 2 to the Registration Statement on Form S-1 of China United Insurance Service, Inc. of our report dated October 27, 2011 relating to the financial statements of China United Insurance Service, Inc. for the year ended June 30, 2011 and the financial statements of Henan Law Anhou Insurance Agency Co., Ltd for the year ended June 30, 2010, which as described in Note 1 to the financial statements appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Goldman Kurland and Mohidin, LLP
Encino, California
October 28, 2011